Exhibit 99.4(j)

Pacific Life & Annuity Company [700 Newport Center Drive Newport Beach, CA 92660 (800) 748-6907]

GUARANTEED WITHDRAWAL BENEFIT XXII RIDER – SINGLE LIFE

Pacific Life & Annuity Company, a stock life insurance company, (hereinafter referred to as “we”, “us”, “our”, and the “Company”) has issued this guaranteed minimum withdrawal benefit Rider as a part of the annuity Contract to which it is attached.

All provisions of the Contract that do not conflict with this Rider apply to this Rider.  In the event of any conflict between the provisions of this Rider and the provisions of the Contract, the provisions of this Rider shall prevail over the provisions of the Contract.

This benefit provides a withdrawal benefit that guarantees, upon election, a series of withdrawals from the Contract.  The Protected Payment Base is established for the sole purpose of determining the withdrawal benefit and is not used in calculating the cash surrender benefit or other guaranteed benefits.  This Rider will terminate upon assignment or a change in ownership of the Contract unless the new assignee or Owner meets the qualifications specified in the Termination of Rider provision.

By adding this Rider to the Contract, you agreed to certain allocation limitations and investment alternatives in which you may invest while this Rider is in effect.  These requirements may include, but are not limited to, maximum Purchase Payment allocation limits to certain variable investment options or on certain allowable fixed-rate General Account Investment Options that are outside of any asset allocation model, but participate in the asset allocation program; exclusion of certain Investment Options; required minimum Purchase Payment allocations and restrictions on transfers to or from certain Investment Options.  These restrictions and limitations are summarized in Appendix A which is a part of this Rider.  These requirements apply to the entire Contract Value.

TABLE OF CONTENTS

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RIDER SPECIFICATIONS

Rider Effective Date: The Contract Date as shown in the Contract Specifications.

Annual Charge:  [X.XX% (X.XX% quarterly)]

The Annual Charge is guaranteed not to change once the Rider is issued. For a complete description of the charge shown above, refer to the Annual Charge provision.

Initial Protected Payment Base Maximum without Home Office Approval: [$1,000,000]

Maximum Age: [85]

Lifetime Withdrawal Age: [59.5]

Withdrawal Percentage: Determined by the age of the Designated Life at the time of withdrawal according to the following table:

Age	Withdrawal Percentage
Before age [59.5	0%
59.5 - 64	[4.35%]
65 - 69	[5.35%]
70 - 74	[5.60%]
75 - 79	[5.85%]
80 - 84	[5.85%]
85] and after	[5.85%]

If a withdrawal occurs after a Reset, the withdrawal percentage will be based on the age of the Designated Life at the time of withdrawal according to the table above.

Annual Credit: [7%]

Please refer to the Appendix A for more information regarding the Investment Allocation Requirements.

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DEFINITION OF TERMS

Unless redefined below, the terms defined in the Contract will have the same meaning when used in this Rider.  For purposes of this Rider, the following definitions apply:

Annual RMD Amount – The amount required to be distributed each Calendar Year for purposes of satisfying the minimum distribution requirements of Internal Revenue Code Section 401(a)(9) and related Treasury Regulations.

Designated Life – The person upon whose life the benefits of this Rider are based. The Owner/Annuitant will be the Designated Life. For non-natural owned contracts, the youngest Annuitant will be the Designated Life. The Designated Life cannot be changed.

Protected Payment Amount – The maximum amount that can be withdrawn under this Rider without reducing the Protected Payment Base.

If the Designated Life is younger than the Lifetime Withdrawal Age, the Protected Payment Amount on any day after the Rider Effective Date is equal to zero ($0).

If the Designated Life’s age is greater than or equal to the Lifetime Withdrawal Age, the Protected Payment Amount on any day after the Rider Effective Date is equal to the Withdrawal Percentage multiplied by the Protected Payment Base as of that day, less cumulative withdrawals during that Contract Year.

The Protected Payment Amount will never be less than zero.  Any Protected Payment Amount that is not withdrawn during a Contract Year may not be withdrawn in a subsequent contract year.  Upon telephone or written request, we will provide you with the current Protected Payment Amount.

Protected Payment Base – An amount used to determine the Protected Payment Amount.  The Protected Payment Base will never be less than zero and will remain unchanged except as otherwise described in this Rider.  THE PROTECTED PAYMENT BASE CANNOT BE WITHDRAWN AS A LUMP SUM AND IS NOT PAYABLE AS A DEATH BENEFIT.

Quarterly Rider Anniversary – Every three month anniversary of the Rider Effective Date.

Reset Date – Any Contract Anniversary after the Rider Effective Date on which a Reset occurs.

For purposes of this Rider, the term “withdrawal” includes any applicable withdrawal charges and taxes, if applicable.  Amounts withdrawn under this Rider will reduce the Contract Value by the amount withdrawn and will be subject to the same conditions, limitations, restrictions and all other fees, charges and deductions, if applicable, as withdrawals otherwise made under the provisions of the Contract.

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RIDER PROVISIONS

Guaranteed Withdrawal Benefit XXII Rider – Single Life – You have purchased a Guaranteed Withdrawal Benefit XXII Rider – Single Life. Subject to the terms and conditions described herein, this Rider:

(a)         allows for withdrawals up to the Protected Payment Amount without any adjustment to the Protected Payment Base, regardless of market performance, until the Rider terminates as specified in the Termination of Rider provision;

(b)        Provides for an Annual Credit to be applied to the Protected Payment Base as described under the Annual Credit provision;

(c)         allows for withdrawals for purposes of satisfying the minimum distribution requirements of Internal Revenue Code Section 401(a)(9) and related Code provisions, regardless of the amount, without any adjustment to the Protected Payment Base, subject to certain conditions as described herein;

(d)        provides for Annual Resets of the Protected Payment Base.

We will provide you with an annual statement that lists the Protected Payment Amount and Protected Payment Base.

Rider Eligibility - This Rider may be purchased on the Contract Issue Date, if available, provided that on the Rider Effective Date:

(a)         the age of the Designated Life is less than or equal to the Maximum Age; and

(b)        except for Non-Natural Owners, the Owner and Annuitant are the same person; and

(c)         the Contract is not issued as an Inherited IRA, Inherited Roth IRA, Inherited TSA, or post-death 1035 exchange; and

(d)        the entire Contract Value is invested according to the Investment Allocation Requirements applicable to this Rider.  Please refer to Appendix A.  You will be notified in writing if we change these Investment Allocation Requirements.

Joint Owners may not purchase this Rider.

Annual Charge – An annual charge for expenses related to this Rider will be deducted on a quarterly basis.  The Annual Charge will be the charge in effect on the Contract Date and is guaranteed not to change once the Rider is issued.

The Annual Charge is deducted, in arrears, on each Quarterly Rider Anniversary that this Rider remains in effect. The charge is equal to the quarterly charge percentage multiplied by the Protected Payment Base on the day the charge is deducted. The charge will be deducted from the variable Investment Options on a proportionate basis relative to the Account Value in each such variable Investment Option.

If this Rider terminates on a Quarterly Rider Anniversary, the entire charge for the prior Quarter will be deducted from the Contract Value on that Quarterly Rider Anniversary.

If the Rider terminates prior to a Quarterly Rider Anniversary for reasons other than death of a Designated Life or when a death benefit becomes payable under the contract, we will prorate the charge.  The prorated amount will be based on the Protected Payment Base as of the day the Rider terminates.  Such prorated amount will be deducted from the Contract Value on the earlier of the day the Contract terminates or the Quarterly Rider Anniversary immediately following the day the Rider terminates.

If the Rider terminates as a result of the death of the Designated Life, or when a death benefit becomes payable under the Contract, any Annual Charge deducted between the date of death and the Notice Date will be prorated as applicable to the date of death and added to the Contract Value on the Notice Date.

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We will waive the charge in the following cases:

(a)         the quarter in which the full annuitization of the Contract occurs;

(b)        beginning with the quarter after the Contract Value is zero.

Subject to the provisions in this section described above, the Annual Charge will terminate when the Rider terminates.

Initial Values – The Protected Payment Base is initially determined on the Rider Effective Date.  On the Rider Effective Date, the Protected Payment Base is equal to the Initial Purchase Payment as long as it does not exceed  the Initial Protected Payment Base Maximum without Home Office Approval.

Subsequent Purchase Payments – Subsequent Purchase Payments accepted after the Rider Effective Date will immediately increase the Protected Payment Base by the amount of the Subsequent Purchase Payment.

Limitation on Subsequent Purchase Payments – For the purposes of this Rider, we reserve the right to reject or restrict any Subsequent Purchase Payments.  We will provide thirty (30) days advance notice to the Owner.  If you previously purchased another living benefit Rider for your Contract, Subsequent Purchase Payments to your contract may already be restricted.

Annual Credit – On each Contract Anniversary after the Rider Effective Date, an Annual Credit will be applied to the Protected Payment Base until the earlier of:

(a)         the first withdrawal from the contract since the Rider Effective Date, or

(b)        [Ten (10)] contract Anniversaries from the Rider Effective Date.

Prior to a Reset, the Annual Credit amount is equal to the Annual Credit percent of total Purchase Payments. Once a Reset takes place, the Annual Credit amount is equal to Annual Credit percent of the new Protected Payment Base.

Withdrawal of Protected Payment Amount – While this Rider is in effect, you may withdraw up to the Protected Payment Amount without any adjustment to the Protected Payment Base, regardless of market performance, until the Rider terminates as specified in the Termination of Rider provision.

Withdrawals Exceeding Protected Payment Amount – Except as otherwise provided under the Withdrawals to Satisfy Required Minimum Distribution provision, if a withdrawal exceeds the Protected Payment Amount immediately prior to that withdrawal, we will reduce the Protected Payment Base.  This adjustment will occur immediately following the withdrawal according to the following calculation:

(a)         Determine excess withdrawal amount (“A”) where A equals total withdrawal amount (including any applicable withdrawal charge) minus the Protected Payment Amount immediately prior to the withdrawal;

(b)        Determine ratio for proportionate reduction (“B”) where B equals A divided by Contract Value immediately prior to the withdrawal minus Protected Payment Amount immediately prior to the withdrawal;

(c)         Determine the new Protected Payment Base which equals Protected Payment Base immediately prior to the withdrawal multiplied by (1 minus B).  The Protected Payment Base will never be less than zero.

WITHDRAWALS EXCEEDING THE PROTECTED PAYMENT AMOUNT COULD REDUCE FUTURE BENEFITS BY MORE THAN THE DOLLAR AMOUNT OF THE WITHDRAWAL.

The amount available for withdrawal under the Contract must be sufficient to support any withdrawal that would otherwise exceed the Protected Payment Amount.

Withdrawals Taken Prior to the Lifetime Withdrawal Age – If a withdrawal is taken and the Designated Life is younger than the Lifetime Withdrawal Age, we will reduce the Protected Payment Base.  This adjustment will occur immediately following the withdrawal according to the following calculation:

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(a)         Determine excess withdrawal amount (“A”) where A equals total withdrawal amount;

(b)        Determine ratio for proportionate reduction (“B”) where B equals A divided by the Contract Value immediately prior to the withdrawal;

(c)         Determine the new Protected Payment Base which equals the lesser of:

1.             The Protected Payment Base immediately prior to the withdrawal multiplied by (1 minus B); or

2.             The Protected Payment Base immediately prior to the withdrawal minus the total withdrawal amount.

The Protected Payment Base will never be less than zero.  WITHDRAWALS EXCEEDING THE PROTECTED PAYMENT AMOUNT COULD REDUCE FUTURE BENEFITS BY MORE THAN THE DOLLAR AMOUNT OF THE WITHDRAWAL.

Withdrawals to Satisfy Required Minimum Distribution (“RMD”) – No adjustment will be made to the Protected Payment Base if a withdrawal is made under this Rider exceeds the Protected Payment Amount immediately prior to the withdrawal, provided that such withdrawal (herein referred to as an “RMD withdrawal”) is for purposes of satisfying the minimum distribution requirements of Internal Revenue Code Section 401(a)(9) and related Treasury Regulations, and further subject to the following:

(a)         you have authorized us to calculate and make periodic distribution of the Annual RMD Amount for the Calendar Year required based on the payment frequency you have chosen;

(b)        the Annual RMD Amount is based on the previous year-end fair market value of this Contract only; and

(c)         no withdrawals (other than RMD withdrawals) are made from the Contract during the Contract Year.

An RMD is considered a withdrawal as described in the Annual Credit provision. An RMD withdrawal will end eligibility for the Annual Credit to be applied to the Protected Payment Base.

The Company reserves the right to modify or eliminate the Withdrawals to Satisfy Required Minimum Distribution (“RMD”) provision if there is any change to the Internal Revenue Code or Treasury Regulations relating to required minimum distributions, including the issuance of relevant IRS guidance. If the Company exercises this right, we will provide notice to the Owner.

Depletion of Contract Value – If the Designated Life’s age is greater than or equal to the Lifetime Withdrawal Age, and a withdrawal (including an RMD withdrawal) does not exceed the Protected Payment Amount immediately prior to the withdrawal and reduces the Contract Value to zero, the following will apply:

(a)         the Protected Payment Amount will be paid each year until the day of the death of the Designated Life or when a death benefit becomes payable under the Contract.  The payments will be made under a series of pre-authorized withdrawals under a payment frequency, as elected by the Owner, but no less frequently than annually;

(b)        no additional Subsequent Purchase Payments will be accepted under the Contract;

(c)         the death benefit amount is $0.

If the Designated Life is younger than the Lifetime Withdrawal Age, and a withdrawal (including an RMD withdrawal) reduces the Contract Value to zero, this Rider will terminate.

Automatic Resets – On each Contract Anniversary while this Rider is in effect and before the Annuity Date we will automatically reset the Protected Payment Base if the Protected Payment Base, after any Annual Credits are applied, is at least $1.00 less than the Contract Value on that Contract Anniversary. The Protected Payment Base will be reset to an amount equal to 100% of the Contract Value as of the Contract Anniversary.

We will provide you with confirmation of each Automatic Reset.

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Automatic Resets – Future Participation – You may elect not to participate in future automatic resets at any time. Your election must be received in good order while this Rider is in effect and before the Annuity Date.  Such election will be effective for future Contract Anniversaries.

If you previously elected not to participate in Automatic Resets, you may elect to participate in future Automatic Resets at any time.  Your election to resume participation must be received in good order while this Rider is in effect and before the Annuity Date.  Such election will be effective for future Contract Anniversaries.

Owner-Elected Resets (Non-Automatic) – You may, on any Contract Anniversary after the Rider Effective Date or the most recent Reset Date, whichever is later, elect to reset the Protected Payment Base. On each Reset Date we will set the Protected Payment Base to an amount equal to 100% of the Contract Value as of that Contract Anniversary.

If you elect this option, your election must be received in good order within sixty (60) days after the Contract Anniversary on which the Reset is effective. This option may result in a reduction in the Protected Payment Base and Protected Payment Amount.  We will provide you with written confirmation of your election.

Application of Rider Provisions – On and after each Reset Date, the provisions of this Rider shall apply in the same manner as they applied when the Rider was originally issued. The limitations and restrictions on withdrawals, the deduction of quarterly charges and any future Reset options available on and after each Reset Date, will again apply and will be measured from that Reset Date.

Annuitization – If you annuitize the Contract at the maximum Annuity Date specified in the Contract and this Rider is still in effect at the time of your election and a Life Only fixed annuity option is chosen, the annuity payments will be equal to the greater of:

(a)         the Life Only fixed annual payment amount calculated based on the Net Contract Value at the maximum Annuity Date, less any charges for premium taxes and/or other taxes, and the Life Only fixed annuity rates based on the greater of our current income factors in effect for the Contract on the maximum Annuity Date; or our guaranteed income factors; or

(b)        the Protected Payment Amount in effect at the maximum Annuity Date.

If you annuitize the Contract at any time prior to the maximum Annuity Date specified in the Contract, your annuity payments will be determined in accordance with the terms of the Contract.  The Protected Payment Base and Protected Payment Amount under this Rider will not be used in determining any annuity payments.

Termination of Rider – This Rider will automatically terminate upon the earliest to occur of one of the following events:

(a)                   the day any portion of the Contract Value is no longer invested according to the Investment Allocation Requirements applicable to this Rider;

(b)                  the date of the death of the Designated Life or when a Death Benefit becomes payable under the Contract;

(c)                   the day the Contract is terminated in accordance with the provisions of the Contract;

(d)                  the day that the Contract Value is reduced to zero as a result of a withdrawal (except an RMD withdrawal) that exceeds the Protected Payment Amount;

(e)                   the day that the Contract Value is reduced to zero as a result of a withdrawal and the Designated Life is younger than the Lifetime Withdrawal Age;

(f)                     the Annuity Date; or

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(g)                       the day we are notified of a change in ownership of a non-qualified Contract, excluding

(i) changes in ownership to or from certain trusts; or

(ii) adding or removing the Owner’s spouse to the Contract.

This Rider and the Contract will not terminate if the Contract Value is zero and we are making pre-authorized withdrawals of the Protected Payment Amount.  In this case, the Rider and Contract will terminate under subparagraph (b) above.

The Rider may not be voluntarily terminated by the Owner.

All other terms and conditions of the Contract remain unchanged by this Rider.

PACIFIC LIFE & ANNUITY COMPANY

[

Chairman and Chief Executive Officer	Secretary ]

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APPENDIX A – SUMMARY OF INVESTMENT ALLOCATION REQUIREMENTS

This summary outlines the general features of the Investment Allocation Requirements applicable to this Rider. Details regarding the investment options will be provided to you upon request.

Investment Allocation Requirements – The Investment Allocation Requirements of this Rider consist of several different Asset Allocation Strategies, which are maintained by us for use in combination with certain optional Riders that are available with our variable annuity contracts.  The Asset Allocation Strategies described herein may change from time to time.  To remain up-to-date on any changes made, please see the most recent Prospectus.  Asset allocation is the allocation of Purchase Payments or Contract Value among various investment asset classes and involves decisions about which asset classes should be selected and how much of the total Contract Value should be allocated to each asset class.  The theory of asset allocation is that diversification among asset classes can help reduce volatility over the long-term.  At initial purchase and during the entire time that you own this Rider, you must allocate your entire Contract Value according to the Investment Allocation Requirements applicable to this Rider.

Asset Allocation Strategies – You may allocate your entire Purchase Payment or Contract Value among any of the allowable Asset Allocation Strategies listed below:

[American Funds® IS Asset Allocation Fund

American Funds® IS Managed Risk Asset Allocation Fund

BlackRock Global Allocation V.I. Fund

PSF DFA Balanced Allocation Portfolio

Fidelity® VIP FundsManager® 60% Portfolio

First Trust/Dow Jones Dividend & Income Allocation Portfolio

Invesco V.I. Balanced-Risk Allocation Fund

Janus Henderson Balanced Portfolio

MFS® Total Return Series

PLFA Pacific Dynamix® Conservative-Growth Portfolio

PLFA Pacific Dynamix® Moderate-Growth Portfolio

PLFA Portfolio Optimization Conservative Portfolio

PLFA Portfolio Optimization Moderate-Conservative Portfolio

PLFA Portfolio Optimization Moderate Portfolio

State Street Total Return V.I.S. Fund]

Allocations among these strategies must total 100%.

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Purchase Payment Allocations – Your Initial Purchase Payment (in the case of a new application) or Contract Value, as applicable, will be allocated to the investment option program you select.  Subsequent Purchase Payments, if allowed under the Contract, will also be allocated accordingly, unless you instruct us otherwise in writing.

You may also allocate Purchase Payments to any allowable fixed-rate General Account Investment Option (if available under the Contract) only for purposes of dollar cost averaging (the periodic transfer of amounts) to the investment options within your investment option program.  However, amounts transferred from any such allowable fixed-rate General Account Investment Option must be made over a period not to exceed [twenty-four (24)] months (if available).

The entire Contract Value must remain invested according to the Investment Allocation Requirements applicable to this Rider to remain in effect.  Any portion of a Purchase Payment or Contract Value allocated to an investment option that does not comply with the Investment Allocation Requirements applicable to this Rider may terminate the Rider in addition to your participation in the program (see Termination of Investment Option Programs provision of this Appendix A).

Change of Investment Option Programs – Subject to trading restrictions, you may change your investment options at any time with a proper written request or by electronic instructions provided a valid electronic authorization is on file with us.  The entire Contract Value must remain invested according to the Investment Allocation Requirements applicable to this Rider to remain in effect.  You should consult with your registered representative to assist you in determining which investment options are best suited to your financial needs, investment time horizon, and are consistent with your risk comfort level. You should periodically review those factors to determine if you need to change investment options to reflect such changes.

Termination of Investment Option Programs – If your investment allocations fail to meet the requirements of the Investment Allocation Requirements established for this Rider, this Rider will terminate.

You may cause an involuntary termination of both the Rider and your participation in the investment option programs upon the occurrence of any one of the following events:

(a)         you allocate any portion of your Purchase Payments or transfer any portion of the Contract Value to an investment option that is not currently compliant with the Investment Allocation Requirements applicable to this Rider; or

(b)        you allocate any portion of your Purchase Payments or transfer any portion of the Contract Value to any fixed-rate General Account Investment Option (if available under the Contract) that is not an allowable option or an allowable transfer under the program.

We will send you written notice in the event any transaction described in subparagraphs (a) through (b) above occur. You may, within thirty (30) days after the date of our notice, direct us to take appropriate corrective action necessary to continue the Rider in effect and your participation according to the investment allocation requirements applicable to this Rider. If no instructions to remedy are received by us at our Service Center within the thirty (30) day period from the date of our written notice, we will terminate the Rider and your participation effective on the day following the end of the thirty (30) day period.

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